[EQUITEX, INC. LETTERHEAD]

                                                     July 6, 2005



Mr. James Matkin
Chairman
Hydrogen Power, Inc.
1942 Westlake Avenue
Suite 1010
Seattle, WA  98101


Dear Jim:

This Letter sets forth our mutual understanding and agreement in principle pursuant to which Equitex, Inc., a Delaware corporation ("Equitex"), shall acquire from Hydrogen Power, Inc. ("HPI," and referred to together with Equitex as the "Companies"), a license to exploit all of HPI's intellectual property in the United States and receive three separate options to acquire additional intellectual property license rights for the exclusive license to South America, the exclusive license to Mexico, and the non-exclusive license to Canada, as well as the assets and liabilities of HPI (collectively, the "Transactions").

1. TERM SHEET. The Term Sheet attached as Exhibit A hereto (the "Term Sheet"), outlines the major terms and conditions for the Transactions and will be binding on the Companies, subject to execution of one or more definitive agreements pursuant to the provisions of paragraph 4, in the manner described in paragraph 10 below.

2. CLOSING CONDITIONS. The consummation of the Transactions shall be subject to the fulfillment of customary conditions, including the following conditions precedent:

     (a) the negotiation and execution of a definitive agreement and other related agreements with respect to the Transactions;

     (b) the formal approval by the Board of Directors and, to the extent required, the stockholders of each of the Companies of the Transactions; and

     (c) the receipt of any required third-party, regulatory and governmental approvals.

3. CLOSING. It is anticipated that the consummation of the Transactions will begin (as described in the Term Sheet) on or before such date as the parties may agree, or such other date as the parties may agree.

4. DEFINITIVE AGREEMENTS. The definitive agreements with respect to the Transactions will contain mutually agreeable representations and warranties, mutually agreeable provisions for indemnification and other appropriate and customary terms and conditions.

5. CONFIDENTIALITY. Except to the extent that information with respect to either Company provided by it, or discovered by the other Company, is in the public domain without breach of any obligation of confidentiality, such information concerning each Company is hereinafter referred to as "Confidential

Information." Prior to the consummation of the Transactions, neither Company shall disclose Confidential Information of the other, except on a confidential basis, to its respective employees, accountants, attorneys and other professional advisors or as otherwise expressly provided herein, without the prior written consent of the other Company. If at any time either Company is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas or similar legal process) to disclose any Confidential Information of the other Company, it (to the extent reasonably practical) shall promptly notify the Company so that such Company may seek an appropriate protective order and/or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, in the reasonable opinion of counsel for either Company, such Company is compelled to disclose Confidential Information of the other Company to any tribunal or any governmental agency, it may disclose such information to such tribunal or agency without liability hereunder.

6. EXPENSES. Except as may be otherwise provided in the definitive agreements, the Companies shall each pay their respective expenses (including fees and expenses of legal counsel) in connection with the Transactions.

7. PUBLIC DISCLOSURE. Subject to any applicable requirements of law, including the Marketplace Rules of the Nasdaq Stock Market, neither of the Companies shall make any public disclosure concerning the subject matter hereof or the Transactions without the prior written consent of the other. The parties agree to prepare a mutually acceptable press release or releases with respect to the Transactions which will be released by the Companies on or about the date of the execution of this Letter.

8. PREPARATION. Each of the Companies agrees to provide the other Company and its advisors full access to its books, records and premises in order to enable them to complete the Transactions. Subject to paragraph 10 below, each of the Companies agrees to negotiate in good faith and cooperate with the other party in connection with the preparation of definitive agreements, to use its commercially reasonable efforts to complete such preparation and execute and deliver definitive agreements as agreed and to close the first stage of the Transactions (as outlined in the Term Sheet) as quickly as possible thereafter. The parties further agree to cooperate in connection with the preparation of any required governmental or regulatory filings.

9. TERMINATION. The obligations of the Companies under this Letter may be terminated only by mutual agreement of the Companies, subject to their respective reasonable satisfaction with ongoing due diligence of each other and their businesses.

10. NATURE OF AGREEMENT. The specific terms of the Transactions contained in paragraphs 1, 2, 5-7, and 9-12 of this Letter, and the specific terms of the accompanying Term Sheet, shall be binding on the parties as they work together in good faith in the preparation of definitive agreements for the Transaction.

11. LICENSE FEE. With respect to the $1 million license fee payment being wired upon execution of this agreement, the Companies agree to reach agreement within 10 days from the execution hereof as to treatment of the license fee payment in the event a definitive agreement is not executed or necessary stockholder approval is not received.

12. GOVERNING LAW. This Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and wholly to be performed within such state and without regard to its conflicts-of-law provisions.

If you are in agreement with the terms and conditions of this Letter, please sign and date the enclosed duplicate of this Letter in the space provided below and return it to the undersigned.


                                      Very truly yours,

                                      EQUITEX, INC.



                                      By:  /S/ HENRY FONG
                                         ---------------------------------------
                                         Name: Henry Fong
                                         Title: President/CEO


Accepted and agreed as of the day of July 6th, 2005:
                                          ---

HYDROGEN POWER, INC.



By:  /S/ JAMES MATKIN
   --------------------------------
Name:  JAMES MATKIN
      -----------------------------
Title:  CHAIRMAN
       ----------------------------

                                   TERM SHEET

This Term Sheet outlines the terms and conditions of a proposed agreement between Hydrogen Power, Inc. ("HPI") and Equitex, Inc. ("Equitex") pursuant to which Equitex will obtain a license to exploit HPI's intellectual property.

STRUCTURE                        Equitex and HPI shall enter into agreements
                                 whereby (i) Equitex shall purchase from HPI a license to exploit all of HPI's intellectual property (the "IP") in the United States, (ii)
                                 Equitex shall receive an option to purchase additional IP license rights for the exclusive license to South America, (iii) Equitex shall receive an option to purchase additional IP license rights for the exclusive license to Mexico, and (iv) Equitex shall receive an option to purchase IP license rights for the non-exclusive license to Canada, as well as the assets and liabilities of HPI. In addition, parties will enter into an agreement whereby
                                 HPI shall provide management services to develop and exploit the IP on behalf of Equitex. Agreements will be structured in the most tax advantageous manner as agreed to by the parties.

LICENSE AGREEMENT                Pursuant to a license agreement (the "License
                                 Agreement") between the parties, HPI will grant to Equitex a perpetual, fully-paid up license to exploit the IP in the United States in exchange for the issuance to HPI of Equitex common stock, in a private placement, in an amount equal to an aggregate of 40% of the outstanding common stock of Equitex (the "Share
                                 Issuance"); provided that, at the closing of the License Agreement (the "Closing"), Equitex will only be required to issue a number of shares of common stock equal to 19.99% of the outstanding common stock of Equitex (before giving effect to the issuance), and will issue the remaining shares upon obtaining shareholder approval for the Share Issuance.

EQUITEX OPTIONS                  Additionally, at Closing, HPI shall grant
                                 Equitex:

                                 (i) an option to purchase a similar exclusive license to exploit the IP in South America (the "First Option"),

                                 (ii) an option to purchase a similar exclusive
                                      IP license to exploit the IP in Mexico
                                      (the "Second Option"); provided that, the Second Option will not vest in Equitex unless it exercises the First Option, and

                                 (iii) an option to purchase a similar
                                      non-exclusive IP license to exploit the IP in Canada, as well as to acquire all of the assets and liabilities of HPI (the "Third Option"); provided that, the Third Option will not vest in Equitex unless it exercises the Second Option.

                                 The First Option shall vest 180 days after Closing and be exercisable for a period of 90 days thereafter. If Equitex exercises the First Option, on the date the license relating to South America is transferred to Equitex, it shall be required to issue HPI a number of shares of common stock equal to 40% of the then outstanding common stock of Equitex.

EQUITEX OPTIONS (CONTINUED)      If Equitex exercises the First Option, the
                                 Second Option shall vest 270 days after Closing and be exercisable for a period of 90 days thereafter. If Equitex exercises the Second
                                 Option, on the date the license relating to Mexico are transferred to Equitex, it shall be required to issue to HPI a number of shares of common stock equal to 40% of the then outstanding common stock of Equitex.

                                 If Equitex exercises the Second Option, the
                                 Third Option shall vest 360 days after Closing and be exercisable for a period of 90 days thereafter. If Equitex exercises the Third Option, on the date the license relating to Canada, as well as the HPI assets are transferred to Equitex, it shall be required to issue to HPI a number of shares of common stock equal to 40% of the then outstanding common stock of Equitex.

CASH CONSIDERATION               As part of the above stock issuances, Equitex
                                 will pay a $3,000,000 license fee of which $1,000,000 will be paid upon the execution of a binding agreement in principle and term sheet.
                                 The balance of $2,000,000 shall be paid at the closing of a definitive agreement to occur within thirty days.

REGISTRATION RIGHTS              All shares of common stock issued to HPI
                                 stockholders will be registered at the earliest possible date under terms to be included in the initial agreement.

MONETIZATION OF FASTFUNDS        Equitex shall commence to monetize its
FINANCIAL HOLDINGS AND OTHER     7,700,000 shares of common stock of
FINANCING                        FastFunds Financial Corporation in accordance
                                 with applicable law. The use of $10 million of the proceeds from such monetization shall be used for the exploitation and commercialization of the IP with $5 million to be paid within 120 days of the closing following execution of a definitive agreement.

                                 Additionally, Equitex shall use the proceeds from the exercise of all publicly held Equitex warrants for the exploitation and commercialization of the IP, subject to a reasonable amount of such proceeds, not to exceed 5% of the net proceeds, utilized for general corporate overhead purposes. These amounts will be provided to HPI as warrant exercises occur.

GOVERNANCE                       Additions to the Company's Board of Directors
                                 will be mutually agreed upon by the parties.

CONFIDENTIALITY                  This Term Sheet is confidential. Each party
                                 hereto agrees not to disclose to any third party the content or the existence of this Term
                                 Sheet or the negotiations contemplated hereby, except to the extent that such other party is necessary to such negotiations.